Exhibit 21.1
SUBSIDIARIES OF THE REGISTRANT
The following is a list of subsidiaries of the Company, doing business under the name stated.

Country or State
Name	of Incorporation
Cuisine Solutions	France

Cuisine Solutions Norway, S.A.	Norway

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